EXHIBIT 99.1

Johnson Outdoors Reports Higher Sales and Earnings for Fiscal Year 2020

RACINE, Wis., Dec. 11, 2020 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher revenue and earnings for the 2020 fiscal year ending October 2, 2020. High demand for products in Fishing, Camping and Watercraft Recreation extended into the industry’s seasonally slow fiscal fourth quarter, driving higher sales and operating profit year-over-year for a strong finish to a challenging year.

“The 2020 fiscal year was like no other year in our history. We started the year with a very strong first quarter, but the onset of the pandemic and the initial stay-at-home mandates cut short our momentum and significantly impacted our second and third quarters, the heart of our primary selling season. As those mandates eased, we saw demand ramp up and participation grow in Fishing, Camping and Watercraft Recreation. This positive late-season momentum resulted in a strong finish to the year,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “The great outdoors offers the experiences and recreational activities that can rejuvenate the mind, body and spirit, and most importantly, are safe to enjoy. With strict safety procedures and protocols in place, the hard work and dedication of our employees enabled us to respond to robust demand.”

FISCAL 2020 HIGHLIGHTS

  Significant consumer demand in Fishing, Camping and Watercraft Recreation
  Digital and ecommerce leveraged as consumer buying behavior changed
  New products command top industry awards
  Strong cash flow
  Increased quarterly dividend to shareholders
  Organizational agility amid COVID-19 impacts

FISCAL 2020 RESULTS
Total Company revenue grew 6 percent to $594.2 million versus fiscal 2019 revenue of $562.4 million. The company’s fiscal year ending October 2, 2020, comprised of 53 weeks compared to 52 weeks in the prior fiscal year. The additional week in fiscal 2020 drove an increase in net sales of approximately 1.5 percent over the prior year. Additional key factors in the year-over-year comparison were:

  Continued demand for new and legacy technologies in Minn Kota® and Humminbird® drove a 9 percent increase in Fishing revenue
  Strong demand across all product categories drove a 25 percent increase in Watercraft Recreation sales
  Camping grew 3 percent due to higher sales in both Jetboil® and Eureka®, offset in part by a decrease in military tent sales
  Pandemic-related global travel restrictions negatively impacted Diving revenue by 20 percent

Total Company operating profit was $71.1 million in fiscal 2020, which compared favorably to operating profit of $63.8 million in the prior fiscal year. Gross margins remained steady as improved cost absorption through higher volumes and a strong product mix helped offset a $1.0 million increase in tariff costs. Operating expenses increased $7.9 million versus the prior year due largely to volume-related expenses, but declined as a percentage of sales versus fiscal 2019.

Net income for the fiscal year improved to $55.2 million, or $5.47 per diluted share, a 7 percent improvement versus $51.4 million, or $5.11 per diluted share, in the last fiscal year. The effective tax rate was 25.1 percent compared to the previous fiscal year’s rate of 22.7 percent.

FOURTH QUARTER RESULTS
During the Company’s fourth quarter, the outdoor recreation industry is typically in ramp-down mode and sales are historically lower. Due to the impact of the COVID-19 outbreak, the Company experienced increased demand during the final months of fiscal 2020 as consumers continued to look for ways to recreate outdoors. As a result, each of our Fishing, Camping and Watercraft Recreation segments experienced strong demand in the latter half of the current fiscal year, and total Company net sales in the quarter increased 58 percent year over year to $164.7 million.

Operating profit was $19.5 million in the current year fourth quarter versus $1.9 million in the prior year fourth quarter, due largely to increased sales. Net earnings for the fourth quarter were $15.5 million compared to $3.9 million in fiscal 2019.

“Strong demand in Fishing, Camping and Watercraft Recreation continued into the fourth quarter, and the challenge has been keeping pace with demand. Ongoing travel restrictions continued to limit accessibility to destination diving, but the team has been working hard to put our Diving brand in a strong position for when travel returns,” said Johnson-Leipold. “Looking ahead, we believe the power of our innovation, the enduring strength of our brand equities and the diversity of our outdoor recreation portfolio continue to well-position Johnson Outdoors for the future.”

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $212.4 million as of October 2, 2020, a $40.1 million increase above the prior year, with no debt on its balance sheet. Depreciation and amortization were $14.9 million compared to $14.0 million in fiscal 2019. Capital spending totaled $15.6 million in fiscal 2020 compared with $16.8 million in fiscal 2019. In September 2020, the Company’s Board of Directors approved a 23 percent increase in the quarterly cash dividend to shareholders of record as of October 9, 2020, which was payable on October 23, 2020.

“We will continue to scale operations consistent with demand, given the ongoing unpredictability surrounding COVID-19 and its impact on participation levels and outdoor recreation markets,” said David W. Johnson, Chief Financial Officer. “Looking ahead, our debt-free balance sheet and our healthy cash position will continue to be beneficial as we make smart investments to strengthen the business and drive value for our shareholders.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, December 11, 2020. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K expected to be filed with the Securities and Exchange Commission on December 11, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic beginning in late 2019 and spreading across the globe in 2020, which has affected, and may continue to affect, market and economic conditions, along with wide-ranging impacts on employees, customers and various aspects of operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
Operating Results	October 2 2020	September 27 2019	October 2 2020	September 27 2019
Net sales	$164,681	$104,019	$594,209	$562,419
Cost of sales	90,994	57,436	329,216	312,663
Gross profit	73,687	46,583	264,993	249,756
Operating expenses	54,141	44,660	193,923	185,982
Operating profit	19,546	1,923	71,070	63,774
Interest income, net	(66)	(783)	(1,270)	(1,937)
Other (income) expense, net	(1,567)	(558)	(1,362)	(796)
Income before income taxes	21,179	3,264	73,702	66,507
Income tax expense	5,632	(639)	18,469	15,094
Net income	$15,547	$3,903	$55,233	$51,413
Diluted average common shares outstanding	10,088	10,036	10,064	10,021
Diluted net income per common share	$1.53	$0.39	$5.47	$5.11
Segment Results
Net sales:
Fishing	$113,904	$66,899	$449,878	$412,121
Camping	15,564	10,302	41,592	40,379
Watercraft Recreation	15,717	6,312	41,857	33,498
Diving	19,457	20,440	60,873	76,306
Other/eliminations	39	66	9	115
Total	$164,681	$104,019	$594,209	$562,419
Operating profit (loss):
Fishing	$24,676	$8,408	$95,884	$84,092
Camping	2,803	848	4,406	2,896
Watercraft Recreation	1,692	(1,194)	(329)	(2,822)
Diving	626	886	(2,576)	3,042
Other	(10,251)	(7,025)	(26,315)	(23,434)
Total	$19,546	$1,923	$71,070	$63,774
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments			$212,437	$172,382
Accounts receivable, net			67,292	44,508
Inventories, net			97,437	94,298
Total current assets			388,538	322,528
Total assets			546,026	436,444
Total current liabilities			105,607	87,866
Total liabilities			167,926	111,910
Shareholders' equity			378,100	324,534

At Johnson Outdoors Inc.
David Johnson
VP & Chief Financial Officer
262-631-6600

Patricia Penman
VP – Marketing Services & Global Communications
262-631-6600